Exhibit 10.1

LODONAL™ IN THE TREATMENT OF SUBJECTS WITH HUMAN IMMUNODEFICIENCY VIRUS (HIV)

A Bridging Study to Evaluate the Effects of LODONAL™ as an Immune-System Regulating Agent in Subjects in which their Immune System is Compromised

CLINICAL TRIAL SPONSOR:

TNI BIOTECH, INTERNATIONAL, Ltd.
P.O. Box 3321, Drake Chambers
Road Town, Tortola
British Virgin Islands

LOCAL REPRESENTATIVE:
State Hospital
Asubiaro, Osogbo
Osun State, Nigeria

Investigational Product:

 Naltrexone Hydrochloride, 4.5 mg Capsules

LODONAL™

SPONSOR PROTOCOL NUMBER:
LDN-301-01

STATEMENT OF COMPLIANCE

The study will be conducted in accordance with the International Conference on Harmonization guidelines for Good Clinical Practice (ICH E6) and the provisions of the current ISO 14155-1, 14155-2 (2003): Clinical Investigation of Medical Devices for Human Subjects, the relevant laws, the provisions of the Federal Ministry of Health’s guidelines, as well as regulations and guidelines published periodically by the Federal Ministry of Health.

Permission will be obtained by National Agency for Food and Drug Administration and Control (NAFDAC) to conduct this clinical trial in compliance with both the clinical trials guidelines issued by NAFDAC and the Nigerian National Code for Health Research Ethics.

SIGNATURE PAGE

The undersigned have reviewed and approved the following protocol:

Sponsor:
TNI BioTech, International, Ltd.
P.O. Box 3321, Drake Chambers
Road Town, Tortola
British Virgin Islands

Jill Smith, MD                                                                                                           Date
Medical Consultant to TNI BioTech, Inc.
Phone: 717-497-5968
Email : JillSmithResearch@gmail.com

INVESTIGATOR(S) SIGNATURE PAGE

The signature below constitutes the approval of this protocol and the attachments, and provides the necessary assurances that this trial will be conducted according to all stipulations of the protocol, including all statements regarding confidentiality, and according to local legal and regulatory requirements and applicable Nigerian regulations, International Conference on Harmonisation Good Clinical Practice guidelines and applicable regulations for the overall conduct of the clinical investigation.

I agree to personally conduct and/or supervise the described clinical trial and acknowledge as the Investigator(s), I will protect the rights, safety, and welfare of participants in this clinical trial.

I agree to ensure that all sub-Investigator(s)s, associates, colleagues, and employees assisting in the conduct of the clinical trial are informed of their obligations and delegation of responsibilities.  I will ensure that mechanisms are in place to ensure that site personnel receives appropriate information and/or training throughout the clinical trial to adequately conduct the investigation per the protocol.

Clinical Site:  State Hospital, Asubiaro, Osgobo, Osun State, Nigeria

Signed:	Date:
Name: Abayomi Oni, MD
Title: Chief Consultant / Principal Investigator(s)
Address: State Hospital, Asubiaro, Osgobo, Osun State, Nigeria
Phone:

Signed:	Date:
Name: Richard Afonja, MD
Title: Sub-Principal Investigator(s)
Address: The American Hospitals and Resorts (Blood and Cancer Center), Plot 12A, Olaitan Senbanjo Street, Off Admiralty Way, Lekki Phase 1, Lagos, Nigeria
Phone: +234 700 1001 000

TABLE OF CONTENTS

STATEMENT OF COMPLIANCE			2
signature page			3
INVESTIGATOR(S) SIGNATURE PAGE			4
TABLE OF CONTENTS			5
LIST OF ABBREVIATIONS			8
PROTOCOL SYNOPSIS			10
SCHEDULE OF EVENTS			14
SCHEDULE OF EVENTS			15
1	INTRODUCTION		16
2	Background Information And Rationale		17
	2.1	Background Information	17
	2.2	History	19
	2.2.1	Historical Safety Data	20
	2.3	Rationale	20
	2.4	Potential Risks and Benefits	21
	2.4.1	Potential Risks	21
	2.4.2	Side Effects	21
	2.4.3	Potential Benefits	21
3	Study Objectives		22
	3.1	Primary Objectives	22
	3.2	Secondary Objective	22
4	Investigational Plan		23
	4.1	Study Design	23
	4.2	Number of Centers and Subjects and Study Duration	24
	4.3	Choice of Study Population	24
	4.4	Strategies for Recruitment and Retention	24
	4.5	Randomization Procedures	24
5	SELECTION OF STUDY POPULATION		25
	5.1	Inclusion Criteria	25
	5.2	Exclusion Criteria	25
	5.3	Concomitant Medications	26
	5.3.1	Permitted Concurrent Medications and Non-Drug Therapies	26
	5.3.2	Medication and Treatment/Procedure Restrictions	26
	5.3.3	Study Diet and Other Restrictions	26
	5.4	Removal of Subjects from Therapy or Assessment	26
	5.4.1	Withdrawal Criteria	26

	5.4.2	Discontinuation Procedures	27
	5.4.3	Replacement of Discontinued Subjects	27
	5.5	Premature Termination or Suspension of Trial	27
6	Investigational Product		28
	6.1	Product Description	28
	6.2	Packaging, and Labeling	28
	6.3	Conditions for Storage	28
	6.4	Dosage, Preparation and Administration of Study Product	28
	6.5	Selection of Doses in the Study	29
	6.6	Selection and Timing of Dose for Each Subject	29
	6.7	Treatment Compliance	29
	6.7.1	Dispensing and Accountability	29
	6.7.2	Assessment of Compliance	29
	6.8	Blinding/Unblinding	29
	6.9	Safety Assessments	29
	6.9.1	Medical, Surgical, and Social History	29
	6.9.2	Physical Examination	30
	6.9.3	Vital Signs	30
	6.9.4	Clinical Laboratory Tests	30
	6.1	Adverse Events	31
	6.10.1	Definitions	31
	6.10.2	Collection and Rating of Adverse Events	32
	6.10.3	Action Taken and Follow-up	34
	6.10.4	Serious and Other Significant Adverse Events	36
	6.11	Appropriateness of Measurements	38
7	Study Schedule		39
	7.1	Screening – Group A	39
	7.1.1	Screening Visit Period 1 (Day -30 to 0)	39
	7.2	Day 1 (± 2 days) – Group A	39
	7.3	Day 30 (± 2 Days) – Group A	40
	7.4	Day 60 (± 2 days) – Group A	40
	7.5	Day 90 (± 2 days) – Group A	41
	7.6	Screening – Group B	41
	7.6.1	Screening Visit Period 1 (Day -30 to 0)	41
	7.7	Day 1 (± 2 days) – Group B (Observation Period)	42
	7.8	Day 30 (± 2 Days) – Group B (Observation Period)	42
	7.9	Day 60 (± 2 days) – Group B (Observation Period)	42
	7.1	Day 90 (± 2 days) – Group B (Observation Period)	43
	7.11	Day 1 (± 2 days) – Group B (Treatment Period)	43

	7.12	Day 30 (± 2 Days) – Group B (Treatment Period)	43
	7.13	Day 60 (± 2 days) – Group B (Treatment Period)	44
	7.14	Day 90 (± 2 days) – Group B (Treatment Period)	44
	7.15	Follow-up/Early Termination Visit – All groups	44
	7.16	Unscheduled Visit – All groups	45
8	Statistical Considerations		46
	8.1	Sample Size Considerations	46
	8.2	Planned Analyses	46
	8.3	Statistical Methods	47
	8.3.1	Analysis Sets	47
9	DATA HANDLING		49
	9.1	Source Data and Records	49
	9.2	Case Report Forms	49
	9.3	Provision of Additional Information	49
10	MONITORING PROCEDURES		50
	10.1	Periodic Monitoring	50
	10.2	Audit and Inspection	50
	10.3	Confidentiality of Subject Data	50
11	CHANGES IN THE CONDUCT OF THE STUDY		51
	11.1	Protocol Amendments	51
	11.2	Deviations from the Protocol	51
	11.3	Premature Study Termination	51
12	REPORTING AND PUBLICATION		52
	12.1	Clinical Study Report	52
	12.2	Confidentiality and Ownership of Study Data	52
	12.3	Publication Policy	52
13	ETHICAL AND REGULATORY ASPECTS		53
	13.1	Institutional Review Board (IRB)/Ethics Committee (EC)	53
	13.2	Regulatory Authority(ies) Authorization/Approval/Notification	53
	13.3	Ethical Conduct of the Study	53
	13.4	Subject Information and Consent	53
	13.5	Compliance Reference Documents	54
14	LIABILITIES AND INSURANCE		55
	14.1	ICH GCP Responsibilities	55
	14.2	Liabilities and Insurance	55
15	ARCHIVING		56
	15.1	Investigator(s) File	56
	15.2	Trial Master File	56
16	Literature References		57

LIST OF ABBREVIATIONS

AE	Adverse Event/Adverse Experience
ADR	Adverse Drug Reaction
AIDS	Acquired Immunodeficiency Syndrome
API	Active Pharmaceutical Ingredient
ART	Antiretroviral
CRF	Case Report Form
CRO	Contract Research Organization
c-RP	c-Reactive Protein
EC	Ethics Committee
ET	Early Termination
EU	European Union
FDA	Food and Drug Administration (United States)
GCP	Good Clinical Practice
HCl	Hydrochloride
HCV	Hepatitis C Virus
HIV	Human Immunodeficiency Virus
IB	Investigator(s)'s Brochure
ICF	Informed Consent Form
ICH	International Conference on Harmonization
IFN	Interferon
IL	Interleukin
IND	Investigational New Drug
IP	Investigational Product
IRB	Institutional Review Board
ITT	Intent-to-Treat
IVIG	Intravenous Immunoglobulin
K.S.	Kaposi’s Sarcoma
LAAM	Levo-Alpha-Acetyl-Methadol
LDN	Low Dose Naltrexone
MENK	Methionine [Met5]-enkephalin

MS	Multiple Sclerosis
NAFDAC	National Agency for Food and Drug Administration and Control
NK	Natural Killer
OGF	Opioid Growth Factor
OGFr	Opioid Growth Factor receptor
OI	Opportunistic Infections
PI	Principal Investigator(s)
p.o. q.d.	By mouth every day
SAE	Serious Adverse Effect
SAP	Statistical Analysis Plan
TEAE	Treatment-Emergent Adverse Event
TNF	Tumor Necrosis Factor

PROTOCOL SYNOPSIS

Sponsor: TNI BioTech, International, Ltd.
Name of Finished Product: LODONAL™
Name of Active Ingredient: Naltrexone hydrochloride (HCl), 4.5 mg
Clinical Trial Title: A Bridging Study to Evaluate the Effects of LODONAL as an Immune-System Regulating Agent in Subjects, in which their Immune System is Compromised
Trial Center(s): Single Center – State Hospital, Asubiaro, Osogbo, Osun State, Nigeria
Trial Number: LDN-301-01
Clinical Trial Phase: 3
Primary Objective:
The primary objective of this clinical trial is to confirm that LODONAL has a beneficial effect on the immune system of patients in Nigeria with a compromised immune system (refer to Inclusion/Exclusion Criteria).  This will be determined by stabilization or increase of CD4 count and/or CD4% and stabilization of T cell (lymphocyte) count from baseline to Days 30, 60 and 90.

Secondary Objective:
The secondary objectives of this clinical trial are:

1. To confirm stabilization or increase of hemoglobin levels from baseline to Days 30, 60, and 90.
2. Evaluation of subjects’ weight from baseline to Days 30, 60 and 90.
3. To monitor interferon alpha levels from baseline to Days 30, 60 and 90.
4. To evaluate the safety of LODONAL in adult subjects with a compromised immune system, using standard measures of safety [physical examinations, vital signs, clinical laboratory parameters (chemistry & hematology), and adverse event (AE) reporting].

Clinical Trial Design: OMITTED
Clinical Trial Population and Sample Size:
Up to 150 subjects with a compromised immune system will be enrolled as confirmed by the inclusion/exclusion criteria.  Approximately 75 subjects will start therapy once screened and enrolled, and approximately 75 subjects will have delayed therapy with an observation period, then subsequently receive 90 days of LODONAL 4.5 mg once daily.

Diagnosis and Main Criteria for Inclusion: Inclusion Criteria: Each patient must meet all the following criteria to participate in this study: 1. OMITTED.

Exclusion Criteria: 1. OMITTED.
Duration of Treatment:
This study will include two treatment arms:
- The first group of eligible subjects (approximately 75) will be treated in an open-label manner with 4.5 mg doses of LODONAL once daily for 90 days (Group A).
- A second group (controls) of eligible subjects (approximately 75) will have delayed therapy with an observation period, whereby the subjects will not be treated during the first 90 days but observed; then the subjects will be treated with LODONAL 4.5 mg once daily for 90 days in an open-label treatment (Group B).

Test Product; Dose; and Mode of Administration: LODONAL: 4.5 mg capsules to be administered orally, once-daily, before bed
Reference Therapy; Dose; and Mode of Administration:
None; open-label trial.  Control subjects in the ‘observation’ arm will be followed and have blood drawn at the same time intervals as those on LODONAL.

Dose and Regimen: LODONAL 4.5 mg capsules p.o. q.d. before bed for 90 days
Endpoints: Primary OMITTED Secondary ● OMITTED
Safety Assessments:
Safety will be assessed throughout the clinical trial.

● Physical examinations, vital signs and clinical laboratory testing (chemistry, hematology and urinalysis) will be performed at Baseline and approximately every 30 days (Days 30, 60 and 90) until the final clinical trial visit (or early termination visit if applicable)

● Adverse events and concomitant medications will be recorded throughout the clinical trial

Statistical Methods: OMITTED Sample size OMITTED Populations OMITTED

SCHEDULE OF EVENTS

OMITTED.

1	INTRODUCTION

IRT-103 is an active immunotherapy drug consisting of 4.5 mg naltrexone hydrochloride, also referred to as Low Dose Naltrexone (LDN) or LODONAL™ (LODONAL).  LODONAL is available in 4.5 mg capsules for oral administration by TNI BioTech International, Ltd. (TNI BioTech) as a potential treatment for patients with human immunodeficiency virus/acquired immunodeficiency syndrome (HIV/AIDS), cancer, autoimmune diseases or immune disorders such Crohn’s disease or multiple sclerosis (MS), by rebalancing, correcting, and/or activating the immune system.

Immunotherapy presents a number of potential advantages over approved treatments for cancer, infectious diseases, and autoimmune diseases or disorders.  The traditional tools for treating these diseases or disorders have limitations in efficacy and are associated with substantial side effects.  The goal of LODONAL is to make a greater impact on these diseases, either by itself or as a complement to conventional therapies, without causing major side effects.

The most important effectors of an immune response are a class of white blood cells known as lymphocytes.  These cells develop in the bone marrow and are released into general circulation and from there, they can respond to danger signals and proteins called chemokines and home to sites of infection or abnormal cells.  There are three subpopulations of T Cells: Helper T Cells (Th) (CD4+), Cytotoxic T Cells (CTL) (CD8+) and CD4+CD25+T Cells (Tregs).  In addition, natural killer (NK) cells and NK-T cells are natural responders that can deal with foreign cells or invaders early, before the development of a specific T cell response.

One of the most significant medical advances in the past forty years is the discovery of a progressively increasing number of hormones of the immune system, known as "cytokines.” Cytokines are small proteins or polypeptides produced mainly by certain immune cells that interact with other cells of the immune system in order to regulate the body's response to disease or other disorder.  The most famous of these are the interleukins (IL) and the interferons (IFN), such as IL-2 and alpha and gamma IFN.  Another major group includes the enkephalins, such as methionine [Met5]-enkephalin (MENK), and endorphins that are produced by nerve and endocrine cells as well as immune cells, and regulate not only the cells of the immune system but also those of the brain and the endocrine system, keeping the two in balance.  Clinically, these cytokines have been found to be useful in stimulating the immune system and in treating viral infections such as HIV/AIDS, hepatitis as well as in numerous types of cancers and immune diseases and disorders.

TNI BioTech’s major strategy is to treat cancer, HIV/AIDS and other autoimmune diseases and immune disorders with compounds such as LODONAL and MENK to boost or restore the immune system, thereby activating its own natural defenses.

2	BACKGROUND INFORMATION AND RATIONALE

2.1	Background Information

Naltrexone is an oral opioid receptor antagonist that was initially approved by the United States (US) Food & Drug Administration (FDA) for opiate addiction.  Naltrexone has also been approved in the European Union (EU) since at least 1989 for the treatment of opiate addiction and more recently alcohol dependency.  At lower doses it is believed to act as a biological response modifier and may provide benefit to patients with a compromised immune system.

One potential class of treatment that has been identified is opioid receptor antagonists.  Endogenous opioids (enkephalins and endorphins) and opioid receptors are found not only in the central nervous system but also on other cells including immune-mediating cells.  Opioid receptors have been associated with most types of immune cells and chemokine receptors, where their interaction involves changes in cell proliferation, alteration of functions, and release of inflammatory cytokines.  As naltrexone has the ability to block the opioid receptors on these cells, it may be able to play an active role in correcting and/or rebalancing the immune system in patients whose immune system is compromised.

The opioid growth factor (OGF), chemically termed [Met(5)]-enkephalin, is an endogenous opioid peptide that interacts with the OGF receptor (OGFr) which delays the cell cycle by modulating cyclin-dependent inhibitory kinase pathways.  The OGF-OGFr axis is an inhibitory pathway that plays a role in the onset and progression of autoimmune diseases and cancer. Studies have shown that the modulation of the OGF-OGFr axis can be accomplished by the use of low doses of naltrexone.  By regulating the OGF-OGFr pathway with low dose naltrexone (LDN), this can have a direct impact in maintaining human health and treatment of disease (Zagon et al., 2013, McLaughlin PJ et al., 2012).

It is also known that CD4+ T lymphocytes, the primary cell target for HIV-1, express opioid receptors, thus providing another pathway in which LODONAL administration can have a direct impact on stopping the progression of HIV.

A single blind nine-month randomized clinical trial was conducted in Mali to evaluate the impact of LDN on asymptomatic HIV+ adults undergoing antiretroviral (ART) treatment with CD4 counts below 350 cell/mm3.  The differences in CD4 count, CD4%, hemoglobin, viral load, interferon alpha, and standard chemistry panel were measured between treated versus non-treated groups five times throughout the study. .  The results showed an improvement in CD4 count in the treatment group (51 subjects) that was significantly greater than the control group (49 subjects) at 6 months (p = 0.041) and marginally at 9 months (p = 0.067).  Improvement in CD4% in the treatment group was observed throughout treatment, but these increases were not statistically significant (Traore AK., et al., Sept 2011).

A single prospective cohort study was conducted in Mali to examine the treatment effect of LDN on asymptomatic HIV+, otherwise untreated adults with CD4 levels between 350 and 600 cell/mm3. CD4 count, CD4%, BMI, hemoglobin, viral load, interferon alpha, and standard chemistry panel were measured five times over a nine-month period.  Of the 55 subjects who participated, 39 subjects (71%) completed the full program without any clinical AIDS symptoms, side effects or a significant decline in CD4 count to warrant initiation of ART medication.  The decrease of CD4 count was not statistically significant over the full testing period (p=0.066), but it did become significant as the cohort aged [decrease of 37.73 cells/mm3 at 6 months (p=0.027) and a decrease of 52.94 cells/mm3 at 9 months (p=0.003)].  In contrast, the estimated mean CD4% did not show significant decrease over the entire study (p=0.842) (Traore AK., et al., Oct 2011).

A 12-week, placebo-controlled trial of LDN was conducted from 1985-1986 in 38 patients with AIDS by Dr. Bihari and his colleagues.  Patients were administered 3.0 mg LDN daily at bedtime.  Patients who participated in this trial showed a significant difference in the incidence of opportunistic infections with 5 out of 16 patients (31%) on placebo developing opportunistic infections in comparison to 0 of the 22 patients in the LDN group. Other difference between placebo and LDN treated patients included: lymphocyte mitogen responses declined on placebo and not on LDN; pathologically elevated levels of acid-labile alpha interferon declined significantly in the patients on LDN and not in those patients on placebo (Bihari et al., Sept. 1996).

After the conclusion of the above clinical trial Dr. Bihari began to use LDN in his own medical practice. Of 158 patients in his practice that were evaluated, only 10 (6%) were on antivirals.
Patients of Dr. Bihari who had taken the drug regularly as prescribed showed no drop in CD4 cells. The average CD4 number in these patients before starting LDN was 358, and the average 18 months later increased to 368. There were 55 patients who had not taken the drug, or had taken it only sporadically (non-compliant) and these patients showed a drop of CD4 cells from an average of 297 to 176 in 18 months. This represented a drop in CD4 of approximately 80 per year, which corresponds to the average drop observed in patients with HIV receiving no treatment. The stabilization of CD4 cells in patients who were administered LDN was also accompanied by disease stabilization. The 55 patients who were non-compliant experienced 25 opportunistic infections, in comparison to the 103 compliant patients who only experienced 8. Survival between the two groups was also significantly different, 13 deaths occurred in the 55 non-compliant patients compared to only one death in the compliant group of 103. At the time of this referenced article (1996), patients in Dr. Bihari’s practice had been on LDN for 7 to 8 years, with no disease progression, no drop in CD4 levels and no evidence of resistance to the beneficial effects of LDN. None of the patients experienced side effects while on LDN (Bihari et al., Sept. 1996).

Dr. Bihari also examined CD4 changes in 19 patients who were on the combination treatment regimen of 3TC (Epivir), AZT and LDN. The rise in CD4 counts at 6 months in Dr. Bihari’s patients was compared with the rise in CD4 counts reported by an Investigator(s) working for Glaxo (New England Journal of Medicine, December 21, 1995, Vol. 333, number 25, pg. 1662). In both groups none of the patients had taken AZT previously; however Dr. Bihari’s patients simultaneously were treated with LDN, which the Glaxo group did not receive. The patients on
LDN had an average baseline CD4 count of 88 while the Glaxo group had an average baseline value of 352. The Glaxo patients experienced an average rise in CD4 of 40 at 6 months; or an increase of 11.3%. The LDN patients experienced an average rise of 106 CD4's at 6 months, representing a 128% increase. Of the 19 LDN patients, each patient experienced an increase of at least 30%. In 18 of the 19 LDN patients, a significant increase in energy, appetite and mood was observed. In those LDN patients who were severely underweight, weight gains of 10 to 50 pounds were observed in the first two months of treatment (Bihari et al., Sept. 1996). A double-blind, placebo-controlled study of LDN was conducted in 38 males with AIDS. The mean age was 38.4 years (range of 26-46); 34 were white, three were black and one was Hispanic.

Twenty-nine of the patients had Kaposi's sarcoma (K.S.), six previously had a major opportunistic infection (O.I.) and three had both O.I. and K.S. The mean time of the 38 patients from AIDS diagnosis to admission into the study was 7.6 months. Thirty-one of the 38 patients had a baseline absolute T4 count of less than 300/ml. LDN was administered at a dose of 1.75 mg nightly at bedtime. During the 3-month double-blind period, a significant drop in elevated levels of serum alpha interferon (IFN-α) was observed in those patients receiving LDN compared with the placebo patients (p < .01). After completion of this double blind period, all of the 38 patients were placed on LDN. Twenty-three of the 38 patients showed a marked decline in IFN-α levels (from means of 144.9 IU. to 11.0 IU. over a 12-month period) while the remaining 15 did not show such a decline. Nineteen of the 23 (83%) who showed a decline in IFN-α survived while only 2 of the 15 (13%) who did not show such a decline survived (p < .01). No side effects were noted during the conduct of this trial (Bihari et al., June 1988).

These data presented herein on patients who have been placed on LDN who have HIV/AIDS show that LDN has the ability to be an effective immune-enhancing agent specifically in this disease by increasing or stabilizing a patient’s CD4 count or by providing a decline in IFN-α levels. When used alone, it appears to slow and/or stop the progression of the disease. When used in combination with antivirals, LDN appears to accelerate immune system healing and increase CD4 levels.

2.2	History

There is considerable laboratory and clinical evidence that LDN taken daily blocks the opioid receptors while it is in circulation for approximately 3-4 hours.  After this short period of time, rebound effects are induced.  The exact mechanism of action in subjects with HIV is not clearly agreed upon; however, due to LDN’s immunomodulatory activities, it has been shown to rebalance the immune system in subjects with various types of infections, including HIV.

In an in vitro setting, activated CD4+ lymphocytes were infected with a HIV-1 isolate. Naltrexone was used at a concentration of 10−12–10−10 M in cell culture. At this dose, naltrexone did not affect HIV-1 expression; however, naltrexone was able to increase the antiviral activity of AZT and indinavir 2- to 3-fold. The results of this in vitro study suggest that the use of LDN in HIV-1-infected patients is most likely to cause a synergistic activity with adjunctive therapy, specifically antivirals used to treat HIV-1 infection (Gekker G, et al., 2001).

LDN may provide an efficacious treatment with tolerable side effects, most of which appear to be mild, with the primary complaint being associated with sleep disturbances or similar events when the daily dosing occurred in the evening, close to bedtime.

However, evening dosing has been chosen based upon clinical evidence in humans (including children) showing that levels of β-endorphin and cortisol are statistically different in plasma concentrations in the morning versus afternoon (Hindmarsh, et. al., 1989), with levels being much higher later in the day.  Whenever possible dosing should occur before bed; however, if sleep disturbances become problematic, dosing can occur earlier in the afternoon, or first thing in the morning.

2.2.1	Historical Safety Data

Naltrexone has been marketed in the US since 1984 for opiate addiction, and since 1995 for alcohol abuse at a daily dose typically of 50 mg.  Naltrexone 50 mg tablets have been authorized in the EU since 1988 (under the trade name Nalorex or Revia) for the treatment of alcohol dependency and the initial innovator product has been used as a reference product for numerous generic applications in recent years.

There is a large safety database of information for both nonclinical and clinical studies that have been conducted with this Active Pharmaceutical Ingredient (API) at doses more than ten times higher than the proposed LODONAL dose of 4.5 mg/daily for this study.  Summary of these data are provided in the Investigator’s Brochure (IB).

Naltrexone currently carries a warning within its prescribing information with regard to its capacity to cause hepatocellular injury if administered in excessive doses (approximately two-fold or more than the 50 mg prescribed dose to treat opiate addiction or alcohol abuse).

Naltrexone is therefore contraindicated in acute hepatitis or liver failure, and its use in subjects with active liver disease must be carefully considered in light of its potential hepatotoxic effects.

In a Phase 2 clinical trial in adults who were receiving treatment with LDN, two subjects had transient elevation in liver transaminases while on LDN, which resolved spontaneously the following month without discontinuation of naltrexone.  In one of these subjects the liver enzyme increase coincided with a respiratory infection (Smith J. et al., 2011).

2.3	Rationale

OMITTED.

2.4	Potential Risks and Benefits

2.4.1	Potential Risks

2.4.1.1	Contraindications

Physicians are expected to monitor for potential contraindications.  Naltrexone hydrochloride is contraindicated in:

●	Subjects currently dependent on opioids, including those currently maintained on opiate agonists [e.g., methadone or LAAM (levo-alpha-acetyl-methadol)].

●	Subjects in acute opioid withdrawal.
●
Any individual with a history of sensitivity to naltrexone hydrochloride or any other components of this product.  It is not known if there is any cross-sensitivity with naloxone or the phenanthrene containing opioids.

●	Any individual with acute hepatitis or liver failure.

2.4.2	Side Effects

LDN has been studied in several indications as described in the IB.  Side effects of LDN have been different from the approved 50 mg product and have been shown to be rare, minor and transient, with the most prevalent side effect being sleep disturbances such as insomnia and vivid dreams (Younger J. et al., 2009).

If sleep disturbances become problematic during study conduct, dosing can occur earlier in the afternoon, or first thing in the morning.

2.4.3	Potential Benefits

In a study using LDN, adults with moderate to severe, active Crohn’s disease, showed a decrease in blood inflammatory markers c-RP and Erythrocyte Sedimentation Rate and the number of bowel movements and pain assessment both independently improved significantly (Smith et al., 2007).  In other disease indications, LDN has been shown to reduce general pain and improve general satisfaction with life and mood. (Younger J. et al., 2013).  Significant improvement in mental health quality of life indices have also been reported (Cree BA. et al., 2010).

3	STUDY OBJECTIVES

3.1	Primary Objectives

The primary objectives of this clinical trial is:

●	To confirm that LODONAL has a beneficial effect on the immune system of patients in Nigeria with a compromised immune system (refer to Inclusion/Exclusion Criteria). This will be determined by:

OMITTED.

3.2	Secondary Objective

The secondary objectives of this clinical trial are:

OMITTED.

4	INVESTIGATIONAL PLAN

4.1	Study Design

OMITTED.

4.2	Number of Centers and Subjects and Study Duration

The study will be conducted at a single study center in Nigeria.  Approximately 150 subjects are to be enrolled to ensure that approximately 120 evaluable subjects complete the 90 days of treatment with LODONAL.

Eligible subjects will be screened up to 30 days prior to initial treatment with study drug.  The expected overall duration of the study is 90 days for the first group (Group A) and 180 days for the second group (Group B).

4.3	Choice of Study Population

OMITTED.

4.4	Strategies for Recruitment and Retention

Subjects will be recruited into the clinical trial through various means with the Investigator’s practice being the primary source.  Subjects will not be compensated for their participation as described in the ICF.  Subjects will be contacted regularly by the investigational site staff to remind them of visits and ensuring investigational product (IP) compliance.

4.5	Randomization Procedures

Subjects will be randomized at enrollment to one of the two groups and the two groups will run in parallel simultaneously. The rationale for this study design is to increase recruitment since all subjects will be offered treatment and it will also provide a control population to test for efficacy and safety.

5	SELECTION OF STUDY POPULATION

5.1	Inclusion Criteria

OMITTED.

5.2	Exclusion Criteria

OMITTED.

5.3	Concomitant Medications

5.3.1	Permitted Concurrent Medications and Non-Drug Therapies

OMITTED.

5.3.2	Medication and Treatment/Procedure Restrictions

OMITTED.

5.3.3	Study Diet and Other Restrictions

OMITTED.

5.4	Removal of Subjects from Therapy or Assessment

OMITTED.

5.4.1	Withdrawal Criteria

OMITTED.

5.4.2	Discontinuation Procedures

OMITTED.

5.4.3	Replacement of Discontinued Subjects

OMITTED.

5.5	Premature Termination or Suspension of Trial

This trial may be suspended or prematurely terminated if there is sufficient reasonable cause.  Written notification, documenting the reason for study suspension or termination, will be provided by TNI BioTech and agreed by the Medical Monitor.  If the trial is prematurely terminated or suspended, the PI is responsible for promptly informing subjects so that they may discontinue study medication, and the IRB with the reason(s) for the termination or suspension.

Circumstances that may warrant termination include, but are not limited to:

●	Determination of unexpected, significant, or unacceptable risk to subjects

●	Insufficient adherence to protocol requirements

●	Data that are not sufficiently complete and/or evaluable

●	Determination of futility

6	INVESTIGATIONAL PRODUCT

6.1	Product Description

OMITTED.

6.2	Packaging, and Labeling

All of the ingredients in the capsule formulation of LODONAL are Generally Regarded as Safe , used in similar capsule and tablet formulations, and are used in amounts below the maximum daily limit established by FDA and European Medicines Agency for the oral route of administration.

LODONAL will be supplied to the clinical trial site in 30-count dosing boxes.  Each box will contain 3 blister packs, each blister pack will hold a total of 10 capsules.

6.3	Conditions for Storage

The site Investigator(s) will ensure that the capsules are stored at no more than 30°C (room temperature) in a dry, reasonably secure, substantially constructed locked cabinet with controlled access.  Any product excursions outside of 35°C must be documented.

An expiry date has been set at 24 months.

6.4	Dosage, Preparation and Administration of Study Product

LODONAL will be supplied as oral capsules at a dose of 4.5 mg as the hydrochloride salt.

6.5	Selection of Doses in the Study

All studies of LDN conducted to date under TNI BioTech’s US Investigational New Drug (IND) application have used a dose of 4.5 mg.  This dose has been shown to be well tolerated.

6.6	Selection and Timing of Dose for Each Subject

Each dose of study drug should be taken orally before bed.  However, if sleep disturbance become a problem for a subject, the Investigator(s) can change the time of dosing, to earlier in the afternoon or first thing in the morning, on a case by case basis.  Any change in the time of dosing must be documented in the CRF.

6.7	Treatment Compliance

6.7.1	Dispensing and Accountability

Study drug will only be administered to subjects who meet all of the study eligibility criteria.  The Investigator(s) or designee will dispense the medication only to the identified subjects of this study, following the procedures described in this study protocol and documented in the subject dispensing log.

A drug-dispensing log will be maintained detailing the date and quantity of IP provided to each subject, as well as the batch/lot number.  The site Investigator(s) is responsible for all drug supplies.  Written documentation is mandatory.  Any unused IP will be accounted for and returned to the Sponsor or destroyed per the Sponsor’s request.

6.7.2	Assessment of Compliance

Subjects will be assessed for IP compliance at regularly scheduled trial visits, through the use of pill counts from returned boxes.

6.8	Blinding/Unblinding

This is an open-label study, thus blinding will not be performed.

6.9	Safety Assessments

6.9.1	Medical, Surgical, and Social History

OMITTED.

6.9.2	Physical Examination

OMITTED.

6.9.3	Vital Signs

OMITTED.

6.9.4	Clinical Laboratory Tests

6.9.4.1	Hematology, Serum Chemistry, and Urinalysis

OMITTED.

Hematology
Serum Chemistry

Urinalysis

OMITTED.

Other

OMITTED.

6.9.4.2	Pregnancy Testing

A urine pregnancy test will be performed at Screening for women of childbearing potential.  Negative results are required for study admission and/or administration of study drug.  If the urine test is positive, it will be confirmed with a serum pregnancy test.  Additional pregnancy testing may be obtained if clinically indicated.

6.10	Adverse Events

6.10.1	Definitions

Adverse Event

An Adverse Event (AE) is defined as any new untoward medical occurrence or worsening of a pre-existing medical condition in a subject or clinical investigation subject administered an investigational (medicinal) product and that does not necessarily have a causal relationship with this treatment.  An AE can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding, for example), symptom, or disease temporally associated with the use of IP, whether or not considered related to the IP.

This definition also includes accidental injuries, reasons for any change in medication (drug and/or dose), reasons for any medical, nursing or pharmacy consultation, or reasons for admission to hospital or surgical procedures.  It also includes AEs commonly observed and AEs anticipated based on the pharmacological effect of the IP.

All AEs, including those that are ongoing at the end of the study, should be followed in accordance with good medical practice until either resolved or determined by the Investigator(s) to be stable.

Adverse Drug Reaction

An adverse drug reaction (ADR) is an AE evaluated by the Investigator(s) as being probably or possibly causally related to treatment with the IP.

A serious ADR is a serious adverse event (SAE) evaluated by the Investigator(s) and/or by the Sponsor as being probably or possibly causally related to treatment with the IP.

Unexpected Adverse Event

An unexpected adverse event is an AE not identified in nature, severity, or frequency in the section “Undesirable Effects” in the Sponsor’s current IB.

Laboratory Abnormality

A laboratory abnormality is any clinically significant laboratory abnormality suggesting a disease and/or organ toxicity that is of a severity that requires active management (i.e., changes of dose, discontinuation of drug, more frequent follow-up, or a diagnostic investigation).  A laboratory abnormality meeting these criteria is also considered to be an AE.

Treatment-Emergent Adverse Event

A treatment-emergent adverse event (TEAE) is any AE that begins during the treatment period or worsening of a pre-existing medical condition.  The treatment period is the period during which a subject receives IP.

6.10.2	Collection and Rating of Adverse Events

The Investigator(s) must monitor the condition of the subject throughout the study from enrollment until the end of study participation.  Adverse events will be elicited using a standard non-leading question such as, “How do you feel?”  In addition, any signs or symptoms that are observed will be recorded.

All AEs will be collected as:

●	The subject’s positive response to questions about his/her health.
●	Symptoms spontaneously reported by the subject.
●	Clinically relevant changes and abnormalities observed by the Investigator(s) (e.g., local and systemic tolerability, laboratory measurements, and results of physical examinations).

If a subject suffers from the same AE twice and the subject recovers in between the events, the two (2) AEs should be reported separately.  If an AE worsens in intensity and the subject does not recover between the AEs with different intensity, the AE should be recorded as one (1) AE with the highest intensity.

The Investigator(s) must record all AEs including clinically significant laboratory abnormalities, pretreatment and treatment-emergent adverse events on the Adverse Event Log provided in each subject’s CRF with information about:

●	Adverse event(s) and relevant clinical finding(s)

●
Date of onset.  The onset date is the date when the first sign(s) or symptom(s) were noted, e.g., if the AE is an abnormal laboratory test (such as “platelets low”), the onset date is the date the sample was taken.  If the subject was hospitalized for meningitis and symptoms such as fever, headache, and nausea started the day before the hospitalization, the onset date is the day before the hospitalization.

●
Time of onset (24-hour clock).  The onset time is the approximate time when the first sign(s) or symptom(s) were noted, e.g., if the AE is an abnormal laboratory test (such as “platelets low”), the onset time is the approximate time the sample was taken.  This is helpful for AEs that begin and end on the same day.  If the onset time is unknown; this can be listed as unknown in the CRF.

●	Date of resolution

●	Time of resolution

●	Intensity

●	Action taken on IP

●	Other action taken to treat the event (if medication was initiated, this should be entered in the concomitant medication log)

●	Causal relationship to IP

●	Seriousness of the AE

●	Outcome

Event description

Adverse events should be recorded as diagnoses if available. If not, separate sign(s) and symptom(s) are recorded.  One diagnosis/symptom should be entered per line.

Note that death is not an event but the cause of death is.  An exception is the event of sudden death of unknown cause.

Note that hospitalization is not an event, while the reason for hospitalization is.

Procedures are not events, while the reasons for conducting the procedures are.  In general, only the reason for conducting the procedure will be captured as an AE.  However, if deemed necessary by the Investigator(s), a procedure can be captured along with the reason for conducting the procedure.

Overdoses and medication errors with clinical consequences should be recorded as AEs.  The clinical consequence should be reported as “xxxx due to overdose”.

Severity

The following 3-point rating scale must be used for rating the intensity of each AE:

•	Mild: transient, require no special treatment, and do not interfere with subject's daily activities
•	Moderate: introduce a low level of inconvenience or concern to the subject and may interfere with daily activities, but are usually ameliorated by simple therapeutic measures
•
Severe: interrupt a subject's usual daily activities and typically require systemic drug therapy or other treatment.  A severe AE is not necessarily serious; for instance, a migraine headache lasting for several hours may be considered severe but not serious.

Relationship

The following 4-point scale must be used for rating the causal relationship of the AE to the IP:

•	Not related: Clearly and incontrovertibly due only to extraneous causes, and does not meet criteria listed under unlikely, possible or probable.
•	Unlikely: Does not follow a reasonable temporal sequence from administration. May have been produced by the subject’s clinical state or by environmental factors or other therapies administered.
•	Possibly: Follows a reasonable temporal sequence from administration. May have been produced by the subject’s clinical state, environmental factors or other therapies administered.
•	Probably: Clear-cut temporal association with improvement on cessation of IP or reduction in dose. Reappears upon re-challenge. Follows a known pattern of response to the IP.

6.10.3	Action Taken and Follow-up

Adverse events requiring therapy must be treated with recognized standards of medical care to protect the health and well-being of the subject.  Appropriate resuscitation equipment and medicines must be available to ensure the best possible treatment of an emergency situation.

Action Taken

The action taken with the IP in response to an AE must be classified as: no change, temporarily discontinued, or discontinued.  If medication is administered to treat the AE, this medication should be entered in the Concomitant Medication Log and in the concomitant medication section in the CRF.

Follow-up and Unresolved Adverse Events

The Investigator(s) must follow each AE until it is resolved or until the medical condition of the subject is stable.

The outcome of an AE must be classified as:

•	Recovered (fully recovered or the condition has returned to the level observed at baseline)
•	Recovered with sequelae (resulted in persistent or significant disability/incapacity)
•	Not yet recovered
•	Death

All relevant follow-up information concerning serious events must be reported to the Sponsor in the same manner as the initial report.

Pregnancy

Every effort must be made to avoid pregnancy during the study.  If a pregnancy does occur, the Sponsor must be informed immediately.  The mother and the fetus must be followed at least until the birth of the infant.  In general, the follow-up will include the course, duration and the outcome of the pregnancy and the infant outcome.  If a pregnancy results in an abnormal outcome that the Investigator(s) and/or the Sponsor considers related to the IP, this outcome will be treated as an expedited report.

6.10.4	Serious and Other Significant Adverse Events

6.10.4.1	Serious Adverse Event Definitions

Any untoward medical occurrence that at any dose:

1.	results in death1
2.	is life-threatening2
3.	requires inpatient hospitalization or prolongation of existing hospitalization3
4.	results in persistent or significant disability/incapacity4
5.	is a congenital anomaly/birth defect5
6.	is an important medical event6, or
7.	an adverse event caused by an overdose or medical error is considered serious if a criterion listed in the definition above is fulfilled.

The seriousness criteria should not be confused with the intensity or severity of the event.

1 The death of a subject enrolled in a study is not an event per se, but an outcome. Any event resulting in a fatal outcome must be fully documented and reported, including deaths occurring within 4 weeks after the treatment ends and irrespective of the causal relationship to the study drug.

2 The term life-threatening refers to an adverse event in which the subject is at immediate risk of death at the time of the event. It does not refer to an event that may have caused death if it were more severe.

3 The term hospitalization means that the subject was admitted to the hospital or that existing hospitalization was extended as a result of an event. Hospitalization describes a period of at least 24 hrs. Over-night stay for observation, stay at emergency room or treatment on an outpatient basis do not constitute a hospitalization. However, medical judgment must always be exercised and, when in doubt, the case should be considered serious (i.e., if case fulfils the criterion for a medically important event). Hospitalization for administrative or social purposes do not constitute a serious adverse event. Hospital admissions and/or surgical operations planned before study inclusion are not considered adverse events, if the illness or disease existed before the subject was enrolled in the study, provided that the condition did not deteriorate during the study.

4 Disability/incapacity means a substantial disruption of a person’s ability to conduct normal life functions. In doubt, the decision should be left to medical judgment by the Investigator(s).

5 Congenital anomaly/birth defect observed in any offspring of the subject conceived during treatment with the investigational product.

6 Important Medical Events are events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the subject or may require intervention to prevent one of the other outcomes listed in the definition above. Examples of important medical events include adverse events that suggest a significant hazard, contraindication or precaution, occurrence of malignancy, or development of drug dependency or drug abuse. Medical and scientific judgment should be exercised in deciding whether events qualify as medically important.

6.10.4.2	Serious Adverse Event Collection and Rating by the Investigator

The Investigator(s) must capture information for each SAE on the Serious Adverse Event/Adverse Event CRF.

6.10.4.3	Serious Adverse Event Reporting by the Investigator

All SAEs must be reported immediately to the Sponsor as soon as it becomes known to the Investigator(s) or no later than 24 hours of the Investigator’s knowledge of the occurrence of a SAE (by either e-mail, phone call, or fax).  The Investigator(s) must transmit the a Serious Adverse Event Report form with the fullest possible detail via the CRF, followed by fax or an email attachment within 3 calendar days of knowledge of the SAE.

Handling of Follow-up information

Follow-up information may be required or additional information may be received by the Sponsor, e.g., changes to the SAE, other signs or symptoms, final diagnosis, final outcome, hospital discharge letter, or autopsy report.

The same procedures and timelines as for initial reporting, listed above, should be followed for any follow-up information.

Follow-up information is required on all SAEs until:

●	The final outcome of the case is known.
●	The event is resolved or the medical condition of the subject is stabilized.
●	No further information is available.
●	Sponsor assessment has been finalized.

6.10.4.4	Expedited Reporting by Sponsor and Investigators to Regulatory Authorities

Responsibilities

The Investigator(s) is responsible for reporting relevant safety information to the Sponsor and IRB(s).  The study Sponsor is responsible for reporting relevant safety information to all regulatory authorities.

Expedited Reporting

All AEs that are serious, unexpected and considered related to the IP judged by either the Investigator(s) or the Sponsor require expedited reporting.

All available information relevant to the evaluation of the SAE will be reported.
Serious adverse events will be considered reportable regardless of whether or not the IP was used in accordance with the provisions in the protocol and/or the IB.

Adverse events that are serious but expected, or those that are not associated with the IP, will only be subjected to expedited reporting if they are required to be reported to an authority according to national requirements.

Timelines

Fatal or life-threatening serious unexpected related cases occurring in clinical investigations qualify for very rapid reporting.  Regulatory agencies shall be notified (e.g., by telephone, facsimile transmission, or in writing) as soon as possible but no later than 7 calendar days after first knowledge by the Sponsor that a case qualifies, followed by as complete a report as possible within 8 additional calendar days.

Serious unexpected related cases that are not fatal or life-threatening must be submitted as soon as possible but no later than 15 calendar days after first knowledge by the Sponsor that the case meets the minimum criteria for expedited reporting.

6.11	Appropriateness of Measurements

The safety and efficacy measurements to be performed in this study are appropriate for the study endpoints and are widely recognized as reliable, accurate, and relevant.

7	STUDY SCHEDULE

Procedures performed throughout the study are detailed in the following sections.

For the first group of eligible subjects who will be treated with LODONAL upon enrollment (Group A), please perform the following:

7.1	Screening – Group A

7.1.1	Screening Visit Period 1 (Day -30 to 0)

1.	Obtain and document informed consent from potential subject prior to any study related procedures being conducted.

2.	Obtain and review demographics, and medical history (to include subject’s smoking status) to determine eligibility based on inclusion/exclusion criteria.

3.	Record disease history in the CRF, to include the following:

o	Type of disease

o	Disease stage (if known)

o	Asymptomatic vs. Symptomatic

o	Any associated complications

o	Duration, onset of disease

4.
Review medication(s) history to determine eligibility based on inclusion/exclusion criteria.  Prior and ongoing treatment(s) for disease should be recorded to include failed prior therapies and the reason for failure.

5.	Perform full physical examination with vitals, height, weight, and urine pregnancy test (applicable females) to determine eligibility and record results.

6.	Collect blood/urine for inclusion/exclusion lab screening tests (urinalysis), chemistry, hematology and CD4 count, CD4%, T-cell (lymphocyte) count and IFN-α level).

7.2	Day 1 (± 2 days) – Group A

Upon check-in at the clinical site, the staff should confirm that the subject continues to meet the inclusion/exclusion criteria.

The following assessments and events will be performed:

1.	Prior medications and medical history reviewed

2.	Weight measured

3.
Clinical IP dispensed; remind subjects to take IP daily prior to bed beginning that evening.  If sleep disturbances become problematic, dosing can be changed to early morning or afternoon and such changes should be documented in the CRF.

4.	Brief physical exam performed.

5.	Vital signs checked

6.	Safety blood draw/urine collection (will consist of chemistry, hematology, and urinalysis)

7.	Efficacy blood draw for CD4 count, CD4%, T cell (lymphocyte) count and IFN-α levels

8.	Adverse event guidance provided

7.3	Day 30 (± 2 Days) – Group A

1.	Weight measured

2.	Clinical IP dispensed and record compliance; remind subjects to take IP daily prior to bed. If sleep disturbances become problematic, dosing can be changed to early morning or afternoon.

3.	Safety blood draw/urine collection (will consist of chemistry, hematology, and urinalysis)

4.	Efficacy blood draw for CD4 count, CD4%, T cell (lymphocyte) count and IFN-α levels

5.	Drug accountability/compliance reviewed

6.	Brief physical exam performed

7.	Vital signs checked

8.	Concomitant medications reviewed

9.	Adverse events discussed and recorded

7.4	Day 60 (± 2 days) – Group A

1.	Weight measured

2.	Clinical IP dispensed and record compliance; remind subjects to take IP daily prior to bed. If sleep disturbances become problematic, dosing can be changed to early morning or afternoon.

3.	Safety blood draw/urine collection (will consist of chemistry, hematology, and urinalysis)

4.	Efficacy blood draw for CD4 count, CD4%, T cell (lymphocyte) count and IFN-α levels

5.	Drug accountability/compliance reviewed

6.	Brief physical exam performed

7.	Vital signs checked

8.	Concomitant medications reviewed

9.	Adverse events discussed and recorded

7.5	Day 90 (± 2 days) – Group A

1.	Weight measured

2.	Safety blood draw/urine collection (will consist of chemistry, hematology, and urinalysis)

3.	Efficacy blood draw for CD4 count, CD4%, T cell (lymphocyte) count and IFN-α levels

4.	Drug accountability/compliance reviewed

5.	Brief physical exam performed

6.	Vital signs checked

7.	Concomitant medications reviewed

8.	Adverse events discussed and recorded

For the second group of eligible subjects who will be participate in an observation period followed by treatment with LODONAL (Group B), please perform the following:

7.6	Screening – Group B

7.6.1	Screening Visit Period 1 (Day -30 to 0)

1.	Obtain and document informed consent from potential subject prior to any study related procedures being conducted.

2.	Obtain and review demographics, and medical history (to include subject’s smoking status) to determine eligibility based on inclusion/exclusion criteria.

3.	Record disease history in the CRF, to include the following:

o	Type of disease

o	Disease stage (if known)

o	Asymptomatic vs. Symptomatic

o	Any associated complications

o	Duration, onset of disease

4.
Review medication(s) history to determine eligibility based on inclusion/exclusion criteria.  Prior and ongoing treatment(s) for disease should be recorded to include failed prior therapies and the reason for failure.

5.	Perform full physical examination with vitals, height, weight, and urine pregnancy test (applicable females) to determine eligibility and record results.

6.	Collect blood/urine for inclusion/exclusion lab screening tests (urinalysis), chemistry, hematology and CD4 count, CD4%, T-cell (lymphocyte) count and IFN-α level).

7.7	Day 1 (± 2 days) – Group B (Observation Period)

Upon check-in at the clinical site, the staff should confirm that the subject continues to meet the inclusion/exclusion criteria.

The following assessments and events will be performed:

1.	Prior medications and medical history reviewed

2.	Weight measured

3.
Clinical IP dispensed; remind subjects to take IP daily prior to bed beginning that evening.  If sleep disturbances become problematic, dosing can be changed to early morning or afternoon and such changes should be documented in the CRF.

4.	Brief physical exam performed.

5.	Vital signs checked

6.	Safety blood draw/urine collection (will consist of chemistry, hematology, and urinalysis)

7.	Efficacy blood draw for CD4 count, CD4%, T cell (lymphocyte) count and IFN-α levels

8.	Adverse event guidance provided

7.8	Day 30 (± 2 Days) – Group B (Observation Period)

1.	Weight measured

2.	Safety blood draw/urine collection (will consist of chemistry, hematology, and urinalysis)

3.	Efficacy blood draw for CD4 count, CD4%, T cell (lymphocyte) count and IFN-α levels

4.	Brief physical exam performed

5.	Vital signs checked

6.	Concomitant medications reviewed

7.	Adverse events discussed and recorded

7.9	Day 60 (± 2 days) – Group B (Observation Period)

1.	Weight measured

2.	Safety blood draw/urine collection (will consist of chemistry, hematology, and urinalysis)

3.	Efficacy blood draw for CD4 count, CD4%, T cell (lymphocyte) count and IFN-α levels

4.	Brief physical exam performed

5.	Vital signs checked

6.	Concomitant medications reviewed

7.	Adverse events discussed and recorded

7.10	Day 90 (± 2 days) – Group B (Observation Period)

1.	Weight measured

2.	Safety blood draw/urine collection (will consist of chemistry, hematology, and urinalysis)

3.	Efficacy blood draw for CD4 count, CD4%, T cell (lymphocyte) count and IFN-α levels

4.	Brief physical exam performed

5.	Vital signs checked

6.	Concomitant medications reviewed

7.	Adverse events discussed and recorded

7.11	Day 1 (± 2 days) – Group B (Treatment Period)

Upon check-in at the clinical site, the staff should confirm that the subject continues to meet the inclusion/exclusion criteria.

The following assessments and events will be performed:

1.	Prior medications and medical history reviewed

2.	Weight measured

3.
Clinical IP dispensed; remind subjects to take IP daily prior to bed beginning that evening.  If sleep disturbances become problematic, dosing can be changed to early morning or afternoon and such changes should be documented in the CRF.

4.	Brief physical exam performed.

5.	Vital signs checked

6.	Safety blood draw/urine collection (will consist of chemistry, hematology, and urinalysis)

7.	Efficacy blood draw for CD4 count, CD4%, T cell (lymphocyte) count and IFN-α levels

8.	Adverse event guidance provided

7.12	Day 30 (± 2 Days) – Group B (Treatment Period)

1.	Weight measured

2.	Clinical IP dispensed and record compliance; remind subjects to take IP daily prior to bed. If sleep disturbances become problematic, dosing can be changed to early morning or afternoon.

3.	Safety blood draw/urine collection (will consist of chemistry, hematology, and urinalysis)

4.	Efficacy blood draw for CD4 count, CD4%, T cell (lymphocyte) count and IFN-α levels

5.	Drug accountability/compliance reviewed

6.	Brief physical exam performed

7.	Vital signs checked

8.	Concomitant medications reviewed

9.	Adverse events discussed and recorded

7.13	Day 60 (± 2 days) – Group B (Treatment Period)

1.	Weight measured

2.	Clinical IP dispensed and record compliance; remind subjects to take IP daily prior to bed. If sleep disturbances become problematic, dosing can be changed to early morning or afternoon.

3.	Safety blood draw/urine collection (will consist of chemistry, hematology, and urinalysis)

4.	Efficacy blood draw for CD4 count, CD4%, T cell (lymphocyte) count and IFN-α levels

5.	Drug accountability/compliance reviewed

6.	Brief physical exam performed

7.	Vital signs checked

8.	Concomitant medications reviewed

9.	Adverse events discussed and recorded

7.14	Day 90 (± 2 days) – Group B (Treatment Period)

1.	Weight measured

2.	Safety blood draw/urine collection (will consist of chemistry, hematology, and urinalysis)

3.	Efficacy blood draw for CD4 count, CD4%, T cell (lymphocyte) count and IFN-α levels

4.	Drug accountability/compliance reviewed

5.	Brief physical exam performed

6.	Vital signs checked

7.	Concomitant medications reviewed

8.	Adverse events discussed and recorded

7.15	Follow-up/Early Termination Visit – All groups

Follow up visits should occur within 5-9 days following the last dose of LODONAL.  The following final study assessments will be conducted at the final visit:

1.	Weight measured

2.	Brief physical exam performed

3.	Vital signs checked

4.	Safety blood draw/urine collection (will consist of chemistry, hematology, and urinalysis)

5.	Efficacy blood draw for CD4 count, CD4%, T cell (lymphocyte) count and IFN-α levels

6.	Concomitant medications reviewed

7.	Adverse events discussed and recorded

7.16	Unscheduled Visit – All groups

Subjects requiring care for potential AEs or SAEs, as well as concomitant illnesses or treatment illnesses, are to be seen by the Investigator(s) and assessed as per standard of care.  Study data (new concomitant medications/treatments, new AEs/SAEs or changes to concomitant medications/ treatments/AEs/SAEs) are to be assessed and data collected in the CRF as applicable.

8	STATISTICAL CONSIDERATIONS

OMITTED.

8.1	Sample Size Considerations

The sample size is based on previous experience with comparable bridging studies and practical considerations to determine safety and efficacy of LODONAL in the Nigerian population.

8.2	Planned Analyses

OMITTED.

8.3	Statistical Methods

OMITTED.

8.3.1	Analysis Sets

OMITTED.

8.3.1.1	Safety

OMITTED.

8.3.1.2	Efficacy

OMITTED.

9	DATA HANDLING

9.1	Source Data and Records

Source data are all the information in original records and certified copies of original records of clinical findings, observations, data sheets provided by the Sponsor or other activities in the study that are necessary for the reconstruction and evaluation of the study.  The Investigator(s) at the clinical trial site must permit study-related monitoring, audit(s), IRB review(s) and regulatory inspection(s), with direct access to all the required source records.

The Investigator(s) shall retain the source records for a period of 2 years following the date a marketing application is approved for the drug for the indication for which it is being investigated or, if no application is to be filed or if the application is not approved for such indication, until 2 years after the investigation is discontinued and NAFDAC is notified.  For each subject enrolled, the Investigator(s) will indicate in the source record(s) that the subject participates in this study, and will record all study-specific information including: any adverse event, any concomitant therapy, primary response variable/s, progress notes and status at treatment end, and the end of the subject’s participation.

9.2	Case Report Forms

A CRF is required and should be completed for each included subject.  The completed original CRFs are the sole property of the Sponsor and should not be made available in any form to third parties, except for authorized representatives of appropriate regulatory authorities, without written permission from the Sponsor.  It is the Investigator's responsibility to ensure completion and to review and approve all completed CRFs on their site.  All CRF screens must be completed in a timely fashion.  All data queries and corrections will be issued and captured.  The CRFs must be signed by the Investigator(s).  These signatures serve to attest that the information contained in the CRFs is true.  At all times, the Investigator(s) has final responsibility for the accuracy and authenticity of all clinical and laboratory data entered on the CRFs at his site.  Subject source documents are the physician's subject records maintained at the study site.

9.3	Provision of Additional Information

On request, the Investigator(s) will provide the Sponsor with additional data relating to the study, or copies of relevant source records, duly anonymized.  This is important when errors in data transcription are encountered.  In case of particular issues or governmental queries, it may be necessary to have access to the complete study documents, provided that the subject’s confidentiality is maintained and protected in accordance with applicable requirements.

10	MONITORING PROCEDURES

10.1	Periodic Monitoring

Each site will have a monitor who will contact and visit the Investigator(s) periodically to ensure adherence to the protocol, International Conference on Harmonisation (ICH) Good Clinical Practice (GCP), standard operating procedures and applicable regulatory requirements, maintenance of study-related source records, and completeness, accuracy and verifiability of all CRF entries compared to source data.  The Investigator(s) will cooperate with the monitor to ensure that any discrepancies that may be identified are resolved.  The Investigator(s) will also allocate adequate time for such monitoring activities.

10.2	Audit and Inspection

The Investigator(s) will make all the study-related source data and records, both paper and electronic, available to a quality assurance auditor mandated by the Sponsor, or to domestic or foreign regulatory inspectors, after reasonable notice.  The main purposes of an audit or inspection are to confirm that the rights and well-being of the subjects have been adequately protected, the protocol and standard operating procedures have been adhered to, and that all data relevant for the evaluation of the IP have been processed and reported in compliance with ICH GCP and applicable regulatory requirements.

10.3	Confidentiality of Subject Data

The Investigator(s) will ensure that the confidentiality of the subjects' data will be preserved.   In the CRF or any other documents submitted to the Sponsor, the subjects will not be identified by their names, but by an identification system consisting of their initials and assigned number in the study.  Documents not intended for submission to the Sponsor (e.g., the confidential subject identification code and the signed ICFs) will be maintained by the Investigator(s) in strict confidence.

11	CHANGES IN THE CONDUCT OF THE STUDY

11.1	Protocol Amendments

OMITTED.

11.2	Deviations from the Protocol

OMITTED.

11.3	Premature Study Termination

OMITTED.

12	REPORTING AND PUBLICATION

12.1	Clinical Study Report

OMITTED.

12.2	Confidentiality and Ownership of Study Data

OMITTED.

12.3	Publication Policy

OMITTED.

13	ETHICAL AND REGULATORY ASPECTS

13.1	Institutional Review Board (IRB)/Ethics Committee (EC)

An IRB or EC will review the study protocol and any amendments and advertisements used for recruitment.  The IRB will review the subject information sheet and the ICF, their updates (if any), and any written materials given to the subjects.  The IRB consulted and the name of the committee chair(s) will be included in the study report.

13.2	Regulatory Authority(ies) Authorization/Approval/Notification

The regulatory permission to perform the study will be obtained in accordance with applicable regulatory requirements.  All ethical and regulatory approvals must be available before a subject is exposed to any study-related procedure, including screening tests for eligibility.

13.3	Ethical Conduct of the Study

The study will be conducted in accordance with the International Conference on Harmonization guidelines for Good Clinical Practice (ICH E6) and the provisions of the current ISO 14155-1, 14155-2 (2003): Clinical Investigation of Medical Devices for Human Subjects, the relevant laws, the provisions of the Federal Ministry of Health’s guidelines, as well as regulations and guidelines published periodically by the Federal Ministry of Health.

Permission will be obtained by NAFDAC to conduct this clinical trial in compliance with both the clinical trials guidelines issued by NAFDAC and the Nigerian National Code for Health Research Ethics.

13.4	Subject Information and Consent

The Investigator(s) or delegate will obtain a freely given written consent from each subject after an appropriate explanation of the aims, methods, anticipated benefits, potential hazards, and any other aspects of the study that are relevant to the subject's decision to participate.  The consent form must be signed and dated by the subject before he/she is exposed to any study-related procedure, including screening tests for eligibility.

The Investigator(s) or delegate will explain that the subjects are completely free to refuse to enter the study or to withdraw from it at any time, without any consequences for their further care and without the need to justify their decision.

The subject will receive a copy of the subject information and signed consent.

The subject should be informed if new information becomes available that may be relevant to his/her willingness to continue participation in the study.  The communication of this information should be documented and a new version of the ICF and subject information form should be prepared, if applicable.

Each subject will be informed that the monitor, a quality assurance auditor mandated by the Sponsor, or a health authority inspector, in accordance with applicable regulatory requirements, may review his/her source records and data.  Data protection will be handled in compliance with national regulations.

For subjects not qualified to give their legal consent, the written informed consent must be obtained from the legal parent or guardian in accordance with national regulations.  If such subjects can understand the risks and benefits of the study, they should also be informed and provide their written assent.

13.5	Compliance Reference Documents

The consolidated GCP ICH, and the provisions of the current ISO 14155-1, 14155-2 (2003): Clinical Investigation of Medical Devices for Human Subjects, the relevant laws, the provisions of the Federal Ministry of Health’s guidelines, as well as regulations and guidelines published periodically by the Federal Ministry of Health shall constitute the main reference guidelines for ethical and regulatory conduct.

14	LIABILITIES AND INSURANCE

14.1	ICH GCP Responsibilities

The responsibilities of the Sponsor, the monitor and the Investigator(s) will be as defined in the ICH GCP consolidated guideline, and applicable regulatory requirements in the country where the study takes place.  The Investigator(s) is responsible for adhering to the ICH GCP responsibilities of Investigator(s), for dispensing the IP in accordance with the approved protocol or a signed amendment, and for the secure storage and safe handling of the IP throughout the study.

14.2	Liabilities and Insurance

In case of any damage or injury occurring to a subject in association with the IP or participation in the study, the Investigator(s) has contracted an insurance company.  These insurances cover the liability of the Sponsor, the Investigator(s), and other persons involved in the study in compliance with country-specific laws.

15	ARCHIVING

15.1	Investigator(s) File

OMITTED.

15.2	Trial Master File

OMITTED.

16	LITERATURE REFERENCES

1.
Bihari B, Drury F, Tagone V, Otomanelli GA, Buimovici-Klein E, Orbe MG, Foeste WF, Thomas JR, and Kirk RP.  Low Dose Naltrexone in the Treatment of Acquired Immune Deficiency Syndrome.  IV International Conference on AIDS. Poster 3056. Stockholm, June 1988.

2.	Bihari B. Low Dose Naltrexone in the Treatment of HIV Infection. www.lowdosenaltreone.org. September 1996. http://www.lowdosenaltrexone.org/ ldn_hiv?1996.htm.

3.	Cree BA, Kornyeyeva E, Goodin DS. Pilot trial of low-dose naltrexone and quality of life in multiple sclerosis. Ann Neurol. 2010 Aug; 68(2): 145-150.

4.	Gekker G, Lokensgard JR, and Peterson PK. Naltrexone potentiates anti-HIV-1 activitiy of antiretroviral drugs in CD4+ lymphocyte cultures. Drug Alcohol Depend. 2001; 64:257-263

5.	Gironi, M., Martinelli-Boneschi, F. et al., A pilot trial of low-dose naltrexone in primary progressive multiple sclerosis. Multiple Sclerosis. 2008; 14: 1076-1083.

6.	Hindmarsh KW, Tan L, Sankaran K, et al: Diurnal rhythms of cortisol, ACTH, and β-endorphin levels in neonates and adults. West J Med. 1989 Aug; 151:153-156.

7.	Matters GL, Harms JF, McGovern C, Fitzpatrick L, Parikh A, Nilo N, and Smith JP. The opioid antagonist naltrexone improves murine inflammatory bowel disease. J Immunotoxicology: Apr;5(2):179-87, 2008.

8.
McLaughlin PJ, Zagon IS.  The opioid growth factor-opoid growth factor receptor axis: homeostatic regulator of cell proliferation and its implications for health and disease.  Biochem Pharmacol. 2012 Sep 15; 84(6):746-55.

9.	Smith JP, Stock H, Bingaman SI, Mauger DT, Rogosnitzky M, Zagon IS. Low-Dose Naltrexone Therapy Improves Active Crohn’s Disease. Am J Gastroenterol. 2007; 102:820-828.

10.
Smith JP, Bingaman SI, Ruggiero F, Mauger DT, Mukherjee A, McGovern CO, Zagon IS. Therapy with the Opioid Antagonist Naltrexone Promotes Mucosal Healing in Active Crohn’s Disease: A Randomized Placebo-Controlled Trial. Dig Dis Sci. 2011 July; 56(7): 2088-2097.

11.
Traore AK, Thiero O, Dao S, Kounde FF, Faye O, Cisse M, McCandless JB, Zimmerman JM, Coulibaly K, Diarra A, et al.  Impact of low dose naltrexone (LDN) on antiretroviral therapy (ART) treated HIV+ adults in Mali: A single blind randomized clinical trials. J. AID HIV Res. Sep 2011; 3(10):189-198.

12.
Traore AK, Thiero O, Dao S, Kounde FF, Faye O, Cisse M, McCandless JB, Zimmerman JM, Coulibaly K, Diarra A, et al.  Single cohort study of the effect of low dose naltrexone on the evolution of immunological, virological and clinical state of HIV+ adults in Mali. J. AID HIV Res. Oct 2011;3(10):180-188.

13.	Younger J, Mackey S, Fibromyalgia Symptoms Are Reduced by Low-Dose Naltrexone: A Pilot Study. Pain Med. 2009; 10(4): 663-672.

14.
Younger J, Noor N, McCue R, and Mackey S. Low-Dose Naltrexone for the Treatment of Fibromyalgia Findings of a Small, Randomized, Double-Blind, Placebo-Controlled, Counterbalanced, Crossover Trial Assessing Daily Pain Levels. Arthritis & Rheumatism. 2013; 65(2): 529-538.

15.	Zagon IS, Donahue R, McLaughlin PJ. Targeting the opioid growth factor: opioid growth factor axis for treatment for human ovarian cancer. Exp Biol Med (Maywood). 2013 May; 238(5):579-87.